Exhibit 10.1

ARCONIC CORPORATION

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

The Company hereby adopts, effective as of May 17, 2022 (the “Effective Date”), the Arconic Corporation Amended and Restated Executive Severance Plan (this “Plan”). The Plan is primarily for the purpose of providing severance pay for a select group of management or highly compensated employees. All benefits under the Plan will be paid solely from the general assets of the Company. All capitalized terms used and not otherwise defined herein are defined in Section 1 hereof.

SECTION 1. DEFINITIONS. As hereinafter used:

1.1 “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.2 “Annual Base Salary” means a Severed Employee’s annual base salary as of his or her Severance Date.

1.3 “Applicable Period” shall mean (a) in the case of a Tier I Employee or a Tier II Employee, the twenty-four (24)-month period immediately following such Tier I or Tier II Employee’s Severance Date, and (b) in the case of a Tier III Employee, the twelve (12)-month period immediately following such Tier III Employee’s Severance Date.

1.4 “Board” means the Board of Directors of the Company.

1.5 “Cause” means any of the following, as determined by the Company in its sole and absolute discretion:

(a) the willful failure by the Eligible Employee to perform the Eligible Employee’s material duties with the Company or the Employer, or to comply with the material lawful directives of the Company or the Employer, that has not been cured within thirty (30) days after a written demand for performance is delivered to the Eligible Employee by the Company, unless the Company determines in its discretion that the failure is not capable of cure;

(b) any willful conduct by the Eligible Employee which is injurious to, or adverse to the best interests of, the Company or any Affiliate, monetarily, or otherwise, including, but not limited to, its reputation or standing in its industry;

(c) any act or acts of fraud, misappropriation, theft or embezzlement on the Eligible Employee’s part which result in or are intended to result in the Eligible Employee’s or another’s personal enrichment at the expense of the Company or its Affiliates;

(d) the Eligible Employee’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state or comparable crime under the laws of a jurisdiction outside the United States or the Eligible Employee’s conviction of any misdemeanor involving moral turpitude; or

(e) the Eligible Employee’s material failure to abide by the Company’s Code of Conduct or other policies governing the conduct of employees of the Company, and, as applicable, any Affiliate.

No act, or failure to act on the Eligible Employee’s part, shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that the Eligible Employee’s act, or failure to act, was in the best interest of the Company or an Affiliate.

1.6 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules, regulations and guidance promulgated thereunder and successor provisions and rules and regulations thereto.

1.7 “Committee” means the Compensation and Benefits Committee of the Board or any successor to such committee.

1.8 “Company” means Arconic Corporation or any successors thereto.

1.9 “DB Pension Plan” means any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company or any of its Affiliates and any other defined benefit plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined benefit retirement benefits.

1.10 “DC Pension Plan” means any tax-qualified, supplemental or excess defined contribution plan maintained by the Company or any of its Affiliates and any other defined contribution plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined contribution retirement benefits.

1.11 “Delayed Payment Date” shall have the meaning set forth in Section 2.1(e).

1.12 “Eligible Employee” means any Tier I, Tier II or Tier III Employee; provided that, any Tier I, Tier II or Tier III Employee who is party to an individual agreement with the Company or any of its Affiliates that provides for severance benefits upon an involuntary termination shall not be considered an “Eligible Employee” while such agreement is in effect. An Eligible Employee becomes a “Severed Employee” once he or she incurs a Severance Event.

1.13 “Employer” means the Company or any of its Subsidiaries that employs the applicable Eligible Employee.

1.14 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.15 “Notice of Termination” shall have the meaning set forth in Section 3.5.

1.16 “Plan” shall have the meaning given in the preamble hereto.

1.17 “Release Date” shall have the meaning set forth in Section 2.1.

1.18 “Section 409A” shall have the meaning set forth in Section 5.10(a).

1.19 A “Separation from Service” means a “separation from service” within the meaning of Section 409A and Treasury Regulation Section 1.409A-1(h).

1.20 “Severance Event” means an Eligible Employee’s involuntary termination of employment by the Employer other than for Cause, which, to the extent necessary to avoid the imposition of the excise tax under Section 409A, shall constitute a Separation from Service. An Eligible Employee will not be considered to have incurred a Severance Event if his or her employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his or her duties with the Employer, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Company or any of its Affiliates.

1.21 “Severance Date” means the effective date of an Eligible Employee’s Severance Event.

1.22 “Severance Pay” shall have the meaning set forth in Section 2.1(a).

1.23 “Severed Employee” shall have the meaning set forth in Section 1.12.

1.24 “Subsidiary” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.25 “Target Cash Incentive Compensation” means a Severed Employee’s target annual cash incentive compensation with respect to the fiscal year of the Company in which the Severance Date occurs.

1.26 “Tier I Employee” means (a) each employee of the Company or a Subsidiary thereof who participated in the Plan as a Tier I Employee as of immediately prior to the Effective Date and who has not waived in writing the right to continue to participate in the Plan, and (b) each other employee of the Company or any Subsidiary thereof who is designated by the Committee as eligible to participate in this Plan as a Tier I Employee.

1.27 “Tier II Employee” means (a) each employee of the Company or a Subsidiary thereof who participated in the Plan as a Tier II Employee as of immediately prior to the Effective Date and who has not waived in writing the right to continue to participate in the Plan, and (b) each other employee of the Company or any Subsidiary thereof who is designated by the Committee as eligible to participate in this Plan as a Tier II Employee.

1.28 “Tier III Employee” means (a) each employee of the Company or a Subsidiary thereof who participated in the Plan as a Tier III Employee as of immediately prior to the Effective Date and who has not waived in writing the right to continue to participate in the Plan, and (b) each other employee of the Company or any Subsidiary thereof who is designated by the Committee as eligible to participate in this Plan as a Tier III Employee.

SECTION 2. BENEFITS.

2.1 Severance Payments and Benefits. Each Severed Employee shall be entitled to receive the following payments and benefits from the Company, subject to Section 2.2, and subject to the Severed Employee executing both the Company’s separation agreement, which may include, among other terms, a non-competition restriction and a non-solicitation restriction for a period no less than the Applicable Period, and a general release of claims in favor of the Company and its Affiliates in a form satisfactory to the Company and such release becoming effective and irrevocable no later than the date that is sixty (60) days following the Severance Date (such effective date, the “Release Date”). If the Severed Employee does not satisfy such separation agreement and release requirements, then the Severed Employee shall not be entitled to receive the payments described in Sections 2.1(a), (c) and (d) and the Company shall have no obligation to provide the benefits described in Section 2.1(b) after the end of the month in which the Severance Date occurs.

(a) Severance Pay. A lump sum cash amount (the “Severance Pay”) equal to (i) in the case of a Tier I Employee, two times the sum of the Severed Employee’s (A) Annual Base Salary and (B) Target Cash Incentive Compensation, (ii) in the case of a Tier II Employee, one times the sum of the Severed Employee’s (A) Annual Base Salary, and (B) Target Cash Incentive Compensation, and (iii) in the case of a Tier III Employee, the Severed Employee’s Annual Base Salary; provided that, if the amount of the cash severance pay for such Severed Employee calculated under the Arconic Corp. Involuntary Separation Pay Plan, as in effect from time to time, or any successor plan, is greater than the amount calculated in accordance with this Section 2.1(a), then such Severed Employee’s Severance Pay shall equal such greater amount.

(b) Benefits. During the Applicable Period, the Company shall arrange to provide the Severed Employee and anyone entitled to claim through the Severed Employee life, accident and health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to the Severed Employee and anyone entitled to claim through the Severed Employee immediately prior to the Severed Employee’s Severance Date at no greater after-tax cost to the Severed Employee than the after-tax cost to the Severed Employee immediately prior to such Severance Date.

(c) Defined Contribution Cash Payment. For a Severed Employee who is eligible to receive the Employer Retirement Income Contributions (ERIC) under any DC Pension Plan, in addition to the retirement benefits to which the Severed Employee is entitled under each DC Pension Plan or any successor plan thereto, the Company shall pay the Severed Employee a lump sum cash amount equal to the product of (i) the ERIC contribution percentage in effect for the Severed Employee on the Severance Date under such DC Pension Plan, multiplied by (ii) the Severed Employee’s Annual Base Salary plus Target Cash Incentive Compensation, multiplied by (iii) the number of years during the Applicable Period.

(d) Defined Benefit Pension Cash Payment. For a Severed Employee who participates in any DB Pension Plan, in addition to the retirement benefits to which the Severed Employee is entitled under each DB Pension Plan, the Company shall pay the Severed Employee a lump sum cash amount equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with the normal form of payment under each DB Pension Plan, commencing at the date on or after the last day of the Applicable Period as of which the actuarial equivalent of such form of payment is greatest) which the Severed Employee would have accrued and vested in under the terms of all DB Pension Plans determined for all purposes of determining pension benefits and eligibility for such benefits, including all applicable retirement subsidies, as if the Severed Employee had accumulated (after the Severed Employee’s Severance Date) the number of additional months of age and service credit thereunder that the Severed Employee would have accumulated had the Severed Employee remained employed by the Company (or, as applicable, the Employer) during the Applicable Period, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with the normal form of payment under each DB Pension Plan, commencing at the date on or after the Severed Employee’s Severance Date as of which the actuarial equivalent of such form of payment is greatest) that the Severed Employee had accrued and vested in pursuant to the provisions of the DB Pension Plans as of the Severed Employee’s Severance Date.

For purposes of this Section 2.1(d), “actuarial equivalent” shall be determined based upon the Severed Employee’s age as of the Severed Employee’s Severance Date using the same assumptions utilized under the Arconic Corp. Pension Plan A, Section 8.3(d)(ii) or the successor to such provision (without regard to applicable dollar limitations ($5,000 as of January 1, 2020)) immediately prior to the Severed Employee’s Severance Date.

(e) Timing of Payment. The amounts described in Sections 2.1(a), (c) and (d) shall be paid to the Eligible Employee in a cash lump sum on the Release Date; provided that, if the Severed Employee is, as of the Severance Date, a “specified employee” within the meaning of Section 409A as determined in accordance with the methodology duly adopted by the Company as in effect on the Severance Date, then, to the extent necessary to avoid the imposition of the excise tax under Section 409A, such lump sum amounts shall instead be paid on the first business day following the day that is at least six (6) months after the Severance Date (or if sooner, upon the death of the Severed Employee) (the “Delayed Payment Date”), with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the first business day after the Severance Date through the Delayed Payment Date.

2.2 Withholding. The Company shall be entitled to withhold from amounts to be paid to any Severed Employee hereunder any federal, state or local withholding or other taxes or charges (or foreign equivalents of such taxes or charges) which it is from time to time required to withhold under applicable law or regulation. Further, in its sole discretion, the Company may withhold from amounts to be paid to any Severed Employee hereunder any amount owed by the Severed Employee to the Company or its Affiliates.

2.3 Status of Plan Payments. No payments or benefits pursuant to this Plan shall constitute “compensation” (or similar term) under any employee benefit plan sponsored or maintained by the Company or any of its Affiliates, including any DB Pension Plan or DC Pension Plan.

2.4 Mitigation; Setoff. A Severed Employee is not required to seek other employment or attempt in any way to reduce any amounts payable to the Severed Employee under the Plan. Further, no payment or benefit provided for in this Plan shall be reduced by any compensation earned by the Severed Employee as a result of employment by another employer or by retirement benefits.

SECTION 3. PLAN ADMINISTRATION; CLAIMS PROCEDURES.

3.1 The Committee shall administer the Plan and:

(a) the Committee, in its sole and absolute discretion, may interpret and construe the terms of the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan;

(b) any determination by the Committee shall be final and binding with respect to the subject matter thereof on all Eligible Employees and all other persons;

(c) the Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate, and in such case, references to the Committee herein shall include such delegate of the Committee.

3.2 The Committee is empowered, on behalf of the Company, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

3.3 Claims Procedure.

(a) In the event of a claim by an Eligible Employee, such Eligible Employee shall present the reason for his or her claim in writing to the Committee. The Committee shall, within ninety (90) days after receipt of such written claim (unless special circumstances require an extension of up to ninety (90) days, in which case written notice of the extension shall be furnished to the Eligible Employee prior to the end of the initial ninety (90)-day period, indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision), send a written notification to the Eligible Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to the relevant Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including the Eligible Employee’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a full or partial denial of the claim on review.

(b) In the event that an Eligible Employee wishes to appeal the denial of his or her claim he or she may request a review of such denial by making application in writing to the Committee within sixty (60) days after receipt of such denial. An Eligible Employee (or his or her duly authorized legal representative) shall be provided, upon written request to the Committee and free of charge, reasonable access to, and copies of, all documents, records or other information in the Company’s possession relevant to his or her claim and may submit comments, documents, records and other information relating to the claim, which shall be taken into account by the Committee in reviewing its denial of the Eligible Employee’s claim, without regard to whether such information was submitted or considered in the initial claim.

(c) Within sixty (60) days after receipt of a written appeal (unless special circumstances require an extension of up to sixty (60) days, in which case written notice of the extension shall be furnished to the Eligible Employee prior to the end of the initial sixty (60)-day period, indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision on review), the Committee shall notify the Eligible Employee of the final decision in writing. In the event the claim is wholly or partially denied on review, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to the relevant Plan provisions on which the denial is based, (iii) include a statement of the Eligible Employee’s entitlement, upon written request to the Committee and free of charge, reasonable access to, and copies of, all documents, records or other information in the Company’s possession relevant to his or her claim, and (iv) describe the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA.

(d) Notwithstanding the foregoing, upon the mutual agreement of the Eligible Employee and the Committee, any claim, dispute or controversy that has been submitted by the Eligible Employee in writing to the Committee may be submitted directly to arbitration in accordance with Section 3.4.

3.4 Any claim, dispute or controversy arising under or in connection with the Plan, and which is not resolved in accordance with Section 3.3, shall be settled exclusively by arbitration in Wilmington, Delaware. All claims, disputes and controversies shall be submitted to the CPR Institute for Dispute Resolution (“CPR”) in accordance with the CPR’s rules then in effect. The claim, dispute or controversy shall be heard and decided by three (3) arbitrators selected from CPR’s employment panel. The arbitrators’ decision shall be final and binding on all parties. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

3.5 Any purported termination of an Eligible Employee’s employment shall be communicated by written Notice of Termination from the Company to the Eligible Employee in accordance with Section 5.7. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall specify the Severance Date (which shall not be more than thirty (30) days after the date such Notice of Termination is given).

SECTION 4. PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated by the Board at any time and for any reason; provided, however, that the Committee may make amendments to the Plan (a) that are required by applicable law, (b) that will have minimal effect upon the Company’s cost of providing benefits under the Plan, or (c) that do not change or alter the character and intent of the Plan. Notwithstanding the foregoing, any termination of the Plan, or amendment that materially adversely affects any Eligible Employee, shall not be effective as to such Eligible Employee until the first anniversary of the date that such Eligible Employee receives written notice from the Company of such termination or amendment.

SECTION 5. GENERAL PROVISIONS.

5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner. No attempted assignment or transfer of any such right or interest shall be effective, and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. The Plan shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

5.2 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.3 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.4 If a Severed Employee dies while any amount is still payable to such Severed Employee, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee’s estate.

5.5 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.6 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

5.7 Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Chief Legal Officer of the Company, or to the Eligible Employee at the Eligible Employee’s Company email address while the Eligible Employee is still employed by the Company or the Employer, or at the Eligible Employee’s most recent home address reflected on the books and records of the Company.

5.8 This Plan shall be construed and enforced according to the laws of the State of Delaware, without regard to its principles of conflicts of law.

5.9 Payments to a Severed Employee under this Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement sponsored or maintained by the Company that provides severance benefits to employees upon termination of employment or other payments or bonuses upon an involuntary termination of employment by the Employer other than for Cause, except (a) as expressly provided by Section 2.1(a) with respect to the Arconic Corp. Involuntary Separation Pay Plan, (b) any applicable payment or acceleration of equity or equity-based awards shall be in addition to, rather than in lieu of, any payment or benefits due under the Plan and (c) if a Severed Employee receives severance payments under the Company’s Change in Control Severance Plan in connection with such Severed Employee’s Severance Event, then no payments or benefits will be provided to such Severed Employee under this Plan.

5.10 Section 409A.

(a) The payments, entitlements, and obligations under this Plan are intended to comply with the requirements of Section 409A of the Code (“Section 409A”) or an exemption or exclusion therefrom (including, but not limited to, the “short-term deferral” and “separation pay” exceptions) and this Plan shall in all respects be interpreted and administered in accordance with such intent. Notwithstanding the foregoing, the Company may unilaterally amend the terms of this Plan to avoid the application of, or to comply with, Section 409A, in a particular circumstance or as necessary or desirable to satisfy any of the requirements under Section 409A or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable and in a manner that preserves the economics of payments owed to a Severed Employee under this Plan, but the Company shall not be under any obligation to make any such amendment. Although the Company intends to administer this Plan so that it will comply with or be exempt from the requirements of Section 409A, to the extent applicable thereto, the Company does not represent or warrant that this Plan will comply with or be exempt from Section 409A or any other provision of federal, state, local or non-United States law. Neither the Company or any Affiliate nor any of their respective directors, officers, employees or advisers shall be liable to any Eligible Employee or Severed Employee (or any other individual claiming a benefit through an Eligible Employee or Severed Employee) for any tax, interest, or penalties he or she may owe as a result of payments made under this Plan, and the Company shall have no obligation to indemnify or otherwise protect any Eligible Employee or Severed Employee from the obligation to pay any taxes pursuant to Section 409A, or otherwise.

(b) Each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying Section 409A. If amounts or benefits to be made or provided upon a termination of employment under this Plan constitute non-qualified deferred compensation subject to Section 409A, as determined in the Company’s sole discretion, such amounts or benefits may only be made or provided upon a “separation from service” under Section 409A, and to the extent that any payment or benefit period conditioned on a Severed Employee’s execution of a release commences in one calendar year and ends in the subsequent calendar year, such amounts or benefits shall be paid or commence payment as soon as possible in the second calendar year. In no event may a Severed Employee, directly or indirectly, designate the calendar year of any payment under this Plan.

(c) Notwithstanding anything to the contrary in this Plan, with respect to all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including without limitation, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) the reimbursement of any eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.